SONAECOM, S.G.P.S., S.A.

Sociedade Aberta

Registered Office: Lugar do Espido, Via Norte, Maia

Tax number 502 028 351

Share Capital Euro 366 246 868

Maia Commercial Registration Office number 502 028 351

ANNOUNCEMENT

As required by Article 248 of the Portuguese Securities Code, Sonaecom hereby makes public the notification it has just received from the Competition Authority, concerning the decision of non-opposition on the process Ccent. n.° 8/2006 – Sonaecom/PT.

The Board of Directors,

Maia, 22 December 2006.